Exhibit 99.1

NEWS RELEASE

Amy Belt Raimundo to Join NuVasive Board of Directors

New board member brings extensive knowledge of medical technology and digital health

SAN DIEGO – August 9, 2021 – NuVasive, Inc. (NASDAQ: NUVA), the leader in spine technology innovation, focused on transforming spine surgery with minimally disruptive, procedurally integrated solutions, today announced the appointment of Amy Belt Raimundo to the Company’s Board of Directors, effective August 9, 2021.

Ms. Raimundo has more than 20 years of experience in healthcare, with extensive knowledge in medical technology, healthcare strategy, and digital health. Currently, she is the co-founder and Managing Partner for Convey Capital, a venture capital fund focused on making investments in healthcare technology.

“Amy is a fantastic addition to our Board of Directors with her deep knowledge of the healthcare landscape and bringing disruptive technologies to market,” said J. Christopher Barry, chief executive officer of NuVasive. “As we make progress against our long-term strategy with multiple vectors of growth, Amy’s experience investing into and commercializing novel technology will further our ability to change the lives of patients around the globe.”

Prior to Convey Capital, Ms. Raimundo was the Managing Director for Kaiser Permanente Ventures, a national leader in strategic venture investing in healthcare. Before Kaiser Permanente Ventures, she was the Chief Business Officer at Evidation Health, a leader in digital health and disease data management. Prior to Evidation Health, Ms. Raimundo served as Vice President for Covidien Ventures, a venture capital group focused on investing in companies developing innovative medical devices and diagnostic technologies. She also was a Vice President at Advanced Technology Ventures where she helped transform emerging growth healthcare companies into market leaders. Earlier in her career, Ms. Raimundo held operating roles at Guidant Corporation and served as a management consultant for APM/CSC Healthcare, where she optimized clinical workflow and guidelines for major hospital systems.

“I have spent my entire career helping transform the future of healthcare through bringing innovative solutions to market,” said Ms. Raimundo. “As the leader of spine innovation and with its robust technology pipeline, NuVasive is well-positioned to help change the future of spine surgery. I look forward to supporting the Company as it advances the standard of patient care.”

Ms. Raimundo is a Kauffman Fellow, as well as co-founder of MedtechWomen, a nonprofit organization dedicated to highlighting women leaders in the medical technology industry. Ms. Raimundo earned a B.A. in economics from Yale University and an M.B.A. from the University of California, Berkeley.

About NuVasive

NuVasive, Inc. (NASDAQ: NUVA) is the leader in spine technology innovation, with a mission to transform surgery, advance care, and change lives. The Company's less-invasive, procedurally integrated surgical solutions are designed to deliver reproducible and clinically proven outcomes. The Company's comprehensive procedural portfolio includes surgical access instruments, spinal implants, fixation systems, biologics, software for surgical planning, navigation and imaging solutions, magnetically adjustable implant systems for spine and orthopedics, and intraoperative neuromonitoring technology and service offerings. With more than $1 billion in net sales, NuVasive has approximately 2,700 employees and operates in more than 50 countries serving surgeons, hospitals, and patients. For more information, please visit www.nuvasive.com.

Forward-Looking Statements

NuVasive cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive's results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks associated with acceptance of the Company's surgical products and procedures by spine surgeons and hospitals, development and acceptance of new products or product enhancements, clinical and statistical verification of the benefits achieved via the use of NuVasive's products, the Company's ability to adequately manage inventory as it continues to release new products, its ability to recruit and retain management and key personnel, and the other risks and uncertainties described in NuVasive's news releases and periodic filings with the Securities and Exchange Commission. NuVasive's public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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Investor contact:

Juliet C. Cunningham

NuVasive, Inc.

858-210-2129

investorrelations@nuvasive.com

Media contact:

Amanda Rocha

NuVasive, Inc.

858-882-5062

media@nuvasive.com